James Stafford

James Stafford, Inc.

Chartered Accountants

Suite 350 – 1111 Melville Street

Vancouver, British Columbia

CanadaV6E 3V6

Telephone +1 604 669 0711

Facsimile +1 604 669 0754

www.JamesStafford.ca

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” and to the use of our report dated 17 August 2011, on our audit of the financial statements for the year ended 31 August 2010 and for the period from the date of inception on 27 December 2007 to 31 August 2010, which report is included in this Registration Statement on Form S-1 Amendment No. 2.  Such report includes an uncertainty paragraph with respect to the ability of Bookedbyus Inc. to continue as a going concern.  We were not engaged to audit, review, or apply any procedures to the adjustments related to the issuance of common shares described in Note 7 to the financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied.  Those adjustments were audited by De Joya Griffith & Company, LLC.

/s/ James Stafford

Vancouver, Canada

Chartered Accountants

12 October 2012